BEAR CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-268718
Bear Capped LIRNs® Linked to the S&P 500® Index
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$14.40
44.00%
-50.00%
$14.40
44.00%
-20.00%
$14.40
44.00%
-14.67%
   $14.40(1)
44.00%
-5.00%
$11.50
15.00%
0.00%
$10.00
0.00%
2.00%
$10.00
0.00%
3.00%
$10.00
0.00%
5.00%
$10.00
0.00%
   10.00%(2)
$10.00
0.00%
15.00%
$9.50
-5.00%
20.00%
$9.00
-10.00%
30.00%
$8.00
-20.00%
40.00%
$7.00
-30.00%
60.00%
$5.00
-50.00%
80.00%
$3.00
-70.00%
100.00%
$1.00
-90.00%
150.00%
   $1.00(3)
-90.00%
200.00%
$1.00
-90.00%
(1)     The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
(2)     This hypothetical percentage change corresponds to the Threshold Value.
(3)     The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure	The S&P 500® Index (Bloomberg symbol: “SPX”)
Payout Profile at Maturity
●
3-to-1 upside exposure to decreases in the Market Measure, subject to the Capped Value
●
1-to-1 downside exposure to increases in the Market Measure beyond a 10.00% increase, subject to the Minimum Redemption Amount of $1.00 per unit

Threshold Value	110% of the Starting Value of the Market Measure
Capped Value	[$14.20 to $14.60] per unit, a [42.00% to 46.00%] return over the principal amount, to be determined on the pricing date.
Minimum Redemption Amount	$1.00 per unit
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870425006624/bofa-34090_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. If the Ending Value is greater than the Threshold Value, you will lose up to 90% of the principal amount.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes. If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment that takes a short position directly in the Market Measure or the stocks held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.